UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	October 1, 2004

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 1, 2004 , Hudson Technologies, Inc. Inc (the "Registrant") granted options ("Options") under the Registrant's 1997 Stock Option Plan to purchase: (i) 18,750 shares of its common stock to Kevin J. Zugibe, it Chief Executive Officer, (ii) 12,500 shares of its common stock to Brian F. Coleman, it President, (iii) 9,375 shares of its common stock to Charles F. Harkins, its Vice President of Sales and Operations, (iv) 6,250 shares of its common stock to Stephen P. Mandracchia, its Vice President and (v) 6,250 shares to James R. Buscemi, its Chief Financial Officer. All such Options were issued at an exercise price of $.95 and vest in eight equal quarterly installments over a two year period with the first installment vesting on January 1, 2005 and expire on October 1, 2014, subject to earlier termination in certain circumstances.

On October 4, 2004, the Registrant granted Options under the 1997 Stock Option Plan to purchase: (i) 10,000 shares of its common stock to Vincent P. Abbatecola, a director; (ii) 10,000 shares of its common stock to Dominic J. Monetta, a director; (iii) 10,000 shares of its common stock to Otto C. Morch, a director and (iv) 20,000 shares of its common stock to Harry C. Schell, a director. All such Options were issued at an exercise price of $.95, vested on the grant date of the Options and expire on October 1, 2009, subject to earlier termination in certain circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: November 3, 2004	By:	/S/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary